Exhibit 99.1

AMAZON GOLDSANDS LTD. (F/K/A FINMETAL MINING LTD.) ANNOUNCES NAME TICKER SYMBOL CHANGE TO “AZNG”

Vancouver, British Columbia. – (MARKET WIRE) – June 6, 2008– Finmetal Mining Ltd. (OTCBB:FNMM) today announced that it has effected a 1-for-20 reverse split of its Common Stock as approved by its Board of Directors on May 22, 2008 and a change in name to Amazon Goldsands Ltd. (“Amazon”).  Upon market open on Monday, June 9, 2008, Amazon’s common stock will be quoted on the OTC Bulletin Board on a split-adjusted basis under the new trading symbol “AZNG” (OTCBB:AZNG).

As a result of the reverse stock split, each 20 shares of issued and outstanding common stock as of today’s close of trading has been automatically converted into one share of split-adjusted common stock.  No fractional shares of common stock will be issued in connection with the reverse split.  Shareholders who would otherwise be entitled to a fractional post-split share will receive in lieu thereof one whole post-split share.

Shareholders are not required to take any action to effect the conversion of their shares.  The presently issued certificates shall be deemed for all purposes to represent the number of split-adjusted shares that result from the reverse split.  Shareholders of record as of the close of today’s trading may, but are not required to, contact Interwest Transfer Co. Inc., Amazon’s transfer agent, to exchange the certificates originally representing such shareholder’s shares of pre-split common stock for new certificates representing the number of whole shares of post-split common stock into which the shares have been converted.  There may be a fee for such new certificates.

This release contains forward-looking statements that are based on the beliefs of Amazon Goldsands Ltd.’s management and reflect Amazon Goldsands Ltd.’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Amazon Goldsands Ltd. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements.

FOR INVESTOR & MEDIA RELATIONS, PLEASE CONTACT:
Dan Hunter, President and CEO
via email at info@finmetalmining.com